NEWS
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For:                                                   From:

Ladish Co., Inc.                                       Libby Communications
5481 South Packard Avenue                              One West Mountain Road
Cudahy, WI  53110                                      Ridgefield, CT  06877
Contact: Wayne E. Larsen                               Contact: William J. Libby
         414-747-2935                                           203-431-8480
         414-747-2890 Fax                                       203-431-6132 Fax

Release date:  11 June 2003


LADISH ELECTS BOARD OF DIRECTORS


Cudahy, WI--Ladish Co., Inc. (www.ladishco.com) (Nasdaq: LDSH) announces that today a new Board of Directors has been elected. The new Board includes Lawrence
W. Bianchi, James C. Hill, Leon A. Kranz, J. Robert Peart, Bradford T. Whitmore and Kerry L. Woody. Bradford T. Whitmore is a principal of Grace Brothers, Ltd. ("Grace") who had proposed an alternative slate of directors. The structure of the new Board reflects a compromise between the Company's slate and that of Grace which combines the continuity and knowledge of the business with added insights. In addition, the new Board has agreed to promptly select a seventh, independent director and to revoke the Company's 1998 Shareholders' Rights Plan.

Kerry L. Woody, Ladish President & CEO, said, "We are pleased to have reached an understanding with Ladish's largest shareholder, Grace, on the composition of the Company's Board of Directors. With the guidance of this new Board, we will move forward and continue to focus on the strategic initiatives that will determine our success, including investments in critical technologies and the careful balance of cost controls with customer needs."

Ladish Co., Inc. is a leading producer of highly engineered, technically advanced components for the jet engine, aerospace and general industrial markets. Ladish is headquartered in Cudahy, Wisconsin with operations in Wisconsin, Oregon and Connecticut. Ladish common stock trades on Nasdaq under the symbol LDSH.

This release includes forward-looking statements that are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in them. These risks and uncertainties include, but are not limited to, anticipated slowdowns in the company's major markets, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and the effect of foreign currency fluctuations.